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                                                             Exhibit 99.(c)(11)

                              EMPLOYMENT AGREEMENT


       THIS AGREEMENT is made and entered into this 28th day of April, 1994, by and between Sunshine-Jr. Stores, Inc., a Florida corporation (hereinafter called the "Employer"), and Ron M. Shouse (hereinafter called the "Employee").

       This Employment Agreement replaces that certain Employment Agreement dated June 21, 1993, between Sunshine-Jr. Stores, Inc. and Ron M. Shouse and, in addition, becomes in effect when that certain order approving the Employment motion along with the terms and conditions of employment for Ron M. Shouse with Sunshine-Jr. Stores, Inc. as signed by Judge Thomas E. Baynes,
 Jr. dated July 9, 1993 is no longer in effect, then and at that time, this Employment Agreement becomes effective.

                                WITNESSETH:

       1. Employment -- The Employer hereby employs the Employee, and the Employee hereby accepts employment, upon the terms and conditions hereinafter set forth.

       2. Term -- Subject to the provisions of termination as hereinafter provided, the term of this Agreement shall begin on or before April 28, 1994, and terminate on May 1, 1995; provided, however, that this Employment Agreement shall be automatically renewed for successive one (1) year terms beginning on the first day of May and terminating on the last day of April unless either party gives the other notice to terminate the Employment Agreement at the expiration of the initial one (1) year term or any subsequent one (1) year term, which notice must be given at least ninety (90) days prior to the expiration of any said term.

       3. Compensation --

            (a) The Employer shall pay to the Employee an annual base salary of One Hundred Seventy Five Thousand and no/100 Dollars ($175,000.00). Such salary shall be paid in accordance with Employer's standard payroll payment procedures in effect for the payment of salaries to Employer's senior officers.

             (b) Bonuses, if any, will be at the sole discretion of the Board of Directors.

             (c) Employee shall be entitled to receive such other benefits of employment as are generally available to Employer's other employees.

       4. Duties -- Employee shall serve as the President and Treasurer of the Employer. Employee shall do and perform all services, acts, or things necessary or advisable to manage and conduct the business of Employer, subject always to the policies set by the Board of Directors. Employee shall have such other duties as may from time to time be reasonable assigned to him by the Board of Directors of the Employer.



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        5. Devotion of Full-Time -- During the term hereof, the Employee shall not engage in or carry on or be employed by, directly or indirectly, any other business or profession without the approval of the Board of Directors of Employer; provided, however, that nothing herein contained shall prohibit the Employee from investing or trading in stocks, bonds, commodities or other securities or forms of investments, including real property; provided, further, that such activities do not require an unreasonable amount of time by the Employee and do not otherwise adversely affect the interest of the Employer.

6. Facilities and Business Expenses --

            (a) The Employer shall furnish the office space, stenographic help, supplies, and such other facilities and services needed by the Employee in performing his duties on behalf of the Employer.

            (b) Employee is authorized to incur on behalf of Employer, and Employer shall pay for all customary and reasonable expenses incurred by Employee in the course of his assigned duties for promoting, pursuing or otherwise furthering the business of Employer, including expenses for travel, lodging, entertainment and similar items; provided, however, that reimbursement under this subparagraph shall be subject to such policies that the Board of Directors may, from time to time, establish; provided further, that reimbursement under this paragraph shall not be made until and unless the Employee shall furnish the Employer with an appropriate receipt or such other document as may reasonably be required by the Employer to substantiate the nature and amount of the expenses incurred by the Employee.

            (c) In addition, Employer shall furnish Employee an automobile along with all expenses relating to automobile. This automobile will be of such type, year, and model to be in keeping with the office held by the Employee.

        7. Disability, Illness or Incapacity --

             (a) The Employee shall receive full compensation for any period of disability, illness or incapacity during the term hereof which renders the Employee at least temporarily unable to perform the services required under this Agreement; provided, however, that if the Employee's disability, illness or incapacity extends beyond a period of thirty (30) days, the Employee shall not be entitled, after the expiration of such thirty (30) day period, to any further compensation hereunder until he returns to full time service hereunder.

            (b) Successive periods of disability, illness or incapacity will be considered separate periods unless the later period of disability, illness or incapacity is due to the same or a related cause and commences less than six
(6) months from the ending of the previous period of disability.

            (c) If and when the period of disability, illness or incapacity of the Employee totals forty-five (45) days during a successive six (6) month period, his employment with the Employer




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shall terminate.  In the event Employer terminates Employee's Employment under this paragraph because of a physical disability caused by accident or disease, then such termination shall be deemed to be a termination without cause, to which the provisions of paragraph 9 shall apply. Notwithstanding the foregoing, if the Employee and the Employer agree, the Employee may thereafter be employed by the Employer upon such terms and may be mutually agreeable. After receiving the payments provided in this paragraph, Employee shall have no further rights under this Agreement.

            (d) Any dispute regarding the existence, extent or continuance of the disability, illness or incapacity shall be resolved by the determination of a majority of three competent doctors who are not employees of the Employer, one of which shall be selected by the Employer, one of which shall be selected by the Employee and a third selected by the other two doctors.

        8. Death During Employment -- If Employee dies during the term of his employment, Employer shall pay to the estate of the Employee the compensation which would otherwise be payable to Employee up to the date of his death, plus three (3) full month's additional compensation. With Employee's permission, Employer shall provide Employee with a decreasing term life insurance policy and a disability insurance policy, payable in the manner provided by Employee. Employer agrees to pay all premiums on the policy during the term on employment provided in this Agreement. The amount payable under the life insurance policy and the disability policy shall be equal to the cumulative balance of the base salary payable to Employee under paragraph 3 (a) above times two from the date of death or termination due to disability until the expiration of the term in which Employee's death or termination due to disability occurs. Notwithstanding the foregoing, Employer shall not be obligated to provide Employee with the life insurance or disability policy unless Employee qualifies for such policy under standard underwriting criteria. After receiving the payments provided in this paragraph, Employee and his estate shall have no further rights under this Agreement.

        9. Termination of Agreement --

             (a) This Agreement may be terminated at any time by the Board of Directors of Employer, but any such termination, other than for cause, shall be without prejudice to the rights of Employee to continue to receive base salary as provided in paragraph 3 (a) of this Agreement for the remainder of the term in which such termination occurs. In such event, base salary shall not be payable in lump sum, but shall continue to be paid periodically in the same manner as if said termination had not occurred. In the event of termination under this paragraph (a), Employee shall not be entitled to receive any other benefits under this Agreement except Employees major medical and health insurance will continue in full force for the remainder of the term in which termination occurs. This insurance will remain in the same type and form as before termination.

           (b) In the event of a termination for cause, Employee shall have no right to receive any compensation or other benefit for any period subsequent to such termination except for one (1) months pay immediately following termination. For purposes of this Agreement, a termination of employment by Employer shall be considered to be a termination for cause if such termination is for any of the following reasons: (i) Employee's personal dishonesty,
(ii) willful misconduct,




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 (iii) breach of fiduciary duty involving personal profit, (iv) intentional failure to perform stated duties, (v) willful violation of any law, rule, regulation, or order of court (other than a law, rule or regulation as to a traffic violation or similar offense), (vi) material breach of any provision of this Agreement, or (vii) substantial dependence, as determined by the Board of Directors, on any addictive substance, including but not limited to, alcohol, amphetamines, barbiturates, cocaine, or other narcotic drug.

             (c) Employee may elect to terminate this Agreement by delivering the Employer, at least sixty (60) days prior to the date upon which termination is desired, written notice of such intention to terminate. Notwithstanding the preceding sentence, in the event that Employee gives notice under the provisions of this paragraph (c), Employer shall have the right to relieve the Employee, in whole or in part, of his duties hereunder (without reduction in compensation); and, in addition, the Employer shall have the right to accelerate the date of termination of the Employee's employment.

            (d) If the employment of Employee is terminated pursuant to the provisions of subparagraphs (b), or (c) above, then the Employer shall pay to Employee any base salary earned under paragraph 3 (a) as outlined by subparagraph (b) or (c) above but not paid to Employee prior to such termination. Such payment shall be in full and complete discharge of any and all liabilities or obligations of Employer to Employee hereunder, and Employee shall be entitled to no further benefits under this Agreement.

             (e) In the event Employer sells substantially all of its assets or the equity ownership of the Company substantially changes, Employee may elect to terminate this Agreement by notifying Employer within thirty (30) days after the completion of such sale or change of equity ownership. In the event of such termination by Employee, Employee shall be entitle to continue to receive base salary as provided in paragraph 3 (a) of this Agreement for the remainder of the term in which such termination occurs. In such event, base salary shall not be payable in a lump sum, but shall continue to be paid periodically in the same manner as if said termination had not occurred. In the event of termination under this paragraph (e) Employee shall not be entitled to receive any other benefits under this Agreement.

        10. Notice -- Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by certified or registered mail, return receipt requested, or by nationally recognized overnight courier, to the parties at the following addresses:

To the Employee at: Mr. Ron M. Shouse
                    2712 Pembroke Drive
                    Panama City, FL 32405

To the Employer at: Sunshine-Jr. Stores, Inc.
                    c/o Paul Martin, Chairman of the Board
                    6529 Central Avenue
                    St. Petersburg, FL 33710




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       Either party may change its address by giving notice of its new address in the manner provided by this paragraph.

        11. Waiver of Breach -- The waiver by the Employer of a breach of any condition of this Agreement by the Employee shall not be construed as a waiver of any subsequent breach by the Employee.

        12. Confidential Information -- Employee agrees to keep in strict confidence and not to disclose or use for Employee's own or another's benefit during the term of and after termination of employment, any information not publicly known (hereinafter known "confidential information") relating to Employer and its subsidiaries or affiliated companies. For purposes of this Agreement, confidential information shall include, but shall not be limited to, any material pertaining to policies and procedures, business and financial plans, supplier information, customer lists, employees, research efforts, trade secrets, prospective customer and contact list, sales, sales pricing, and product lines. Upon termination of employment, Employee agrees to immediately deliver all materials and all copies of such materials in his possession containing such confidential information.

        13. Assignment -- The rights and obligations of the Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Employer.

        14. Governing Law -- This Agreement shall be governed by the laws of the State of Florida.

        15. Attorney's Fees -- If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees and other legal expenses, including, but not limited to, attorney's fees and costs incurred in a bankruptcy proceeding.

        16. Entire Agreement -- This Agreement contains the entire agreement of the parties. It may not be changed orally, but only by the agreement in writing signed by both parties.

        The parties have executed this Agreement the day and year first above written.

                                  Sunshine-Jr.  Stores, Inc.

                                  By:  /s/  PAUL MARTIN
                                       ----------------------------------------
                                  Its: Chairman of the Board
                                       ----------------------------------------

                                  /s/  RON M. SHOUSE
                                  ---------------------------------------------
                                  Ron M. Shouse




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                      AMENDMENT TO EMPLOYMENT AGREEMENT

        This Amendment to Employment Agreement is made and entered into as of the 12th of July, 1994 by and between Sunshine-Jr. Stores Inc., a Florida corporation ("Employer") and Ron M. Shouse ("Employee") and amends that certain Employment Agreement dated the 28th day of April, 1994 between Employer and Employee (the "Employment Agreement").

                                    PREAMBLE

        A majority in interest of the Shareholders of Employer are desirous of selling their equity positions in Employer or otherwise arranging for a sale of Employer. Under the Employment Agreement, Employee has the right to terminate his employment with Employer at any time upon sixty (60) days written notice. Employer has determined that it would not be in the best interest of Employer for Employee to exercise this right at this time and, therefore, desires to provide an incentive for Employee not to terminate the Employment Agreement prior to the completion of the sale of Employer.

        NOW, THEREFORE, Employer and Employee hereby agree as follows:

        1. Retention Bonus. In order to induce Employee to remain in the employ of Employer until the closing of the sale in one transaction (or a series of related transactions) of at least 51% of the shares of stock in Employer or the sale in one transaction (or a series of related transactions) of substantially all of the assets of Employer (the "Sale Closing") , Employer hereby agrees to pay Employee the sum of $35,000 in cash upon the Sale Closing provided Employee has not, prior to the Sale Closing, been terminated for cause under paragraph 9(b) of the Employment Agreement or given notice of termination under paragraph 9(c) of the Employment Agreement.

        2. Amendment to Paragraph of 9(e) of Employment Agreement. Paragraph 9(e) of the Employment Agreement is hereby amended in its entirety and restated as follows:

        "(e) Upon the Sale Closing, if Employee is not retained pursuant to by Employer or its successor in interest or his duties are substantially changed (including relocation as a condition of continued employment), Employee may elect by giving notice to Employer or its successor by registered mail within 30 days of the Sale Closing to terminate his employment hereunder and to be paid by Employer or its successor his normal monthly compensation in the amount of $14,583.33 for 12 consecutive months in the same manner as if said termination had not occurred. In the event of termination under



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        this paragraph 9 (e) , Employee shall not be entitled to receive any other benefits under the Employment Agreement (except as described in this paragraph and paragraph 1 of this Amendment).

        3 . The following sentence shall be inserted at the end of paragraph 9(a) of the Employment Agreement:

        "Such medical and health insurance shall be continued (i) by Employer only to the extent of Employer's group insurance then in effect and only if Employee is eligible to participate in such group insurance or (ii) if Employee is not eligible to so participate, then only to the extend Employee elects to receive COBRA benefits, in which case Employer shall reimburse Employee for the insurance premiums for such COBRA policy."

        4. Entire Agreement. The Employment Agreement as amended by this Amendment to Employment Agreement contains the entire agreement of the parties and all of the terms and provisions of the Employment Agreement, except paragraph 9 (e) which has been restated in its entirety by this Amendment, remain in full force and effect.

        The parties have executed this Amendment to Employment Agreement as of the day and year first above written.



/s/  [ILLEGIBLE]                            /s/  RON M. SHOUSE
- -------------------------------------       -----------------------------------
Sunshine-Jr. Stores, Inc.                   Ron M. Shouse




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